Exhibit 2.2

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated June 30, 2025, is made by and among JVSPAC Acquisition Corp., a British Virgin Islands business company (the “Company”), Hotel101 Global Holdings Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“PubCo”), and Winky Investments Limited, a British Virgin Islands business company (the “Sponsor”) (together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 3.2 of this Agreement, a “Holder” and collectively, the “Holders”) and amends certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), dated January 18, 2024, by and among the Company and the original Holders. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Registration Rights Agreement.

WHEREAS, the Company, PubCo, the Sponsor, Hotel101 Global Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Global”), Hotel of Asia, Inc., a company with limited liability incorporated under the laws of the Philippines (“Hotel of Asia” and together with Hotel101 Global, the “Target Parties”), DoubleDragon Corporation, a company incorporated under the laws of the Philippines and listed on the Philippine Stock Exchange, Inc. (“DoubleDragon”), DDPC Worldwide Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of DoubleDragon (“DDPC”), Hotel101 Worldwide Private Limited, a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Worldwide”, and together with DDPC and DoubleDragon, the “Principal Shareholders”), HGHC 4 Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), and HGHC 3 Corp., a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”) entered into an agreement and plan of merger, dated as of April 8, 2024 (as amended on September 3, 2024, and as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, (i) Hotel101 Global and will amalgamate and continue as one company (the “Amalgamation”), with Hotel101 Global being the surviving entity and becoming a wholly-owned subsidiary of PubCo, and (ii)  Merger Sub 2 will merge with and into the Company (the “SPAC Merger” and, together with the Amalgamation, the “Transactions”), with the Company being the surviving entity and becoming a wholly-owned subsidiary of PubCo, and as a result of the Transactions, the holders of ordinary shares of Hotel101 Global and the holders of common stock of the Company will become holders of ordinary shares of PubCo (the “PubCo Ordinary Shares”).

WHEREAS, in connection with the Transactions, the Company desires to assign all of its right, title and interest in the Existing Registration Rights Agreement to PubCo and PubCo wishes to accept such assignment and assume all of the Company’s obligations under the Existing Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1	Assignment and Assumption. As of and with effect on and from the SPAC Merger Effective Time (as defined in the Merger Agreement), the Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Existing Registration Rights Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s obligations under the Existing Registration Rights Agreement (as amended hereby) arising on, from and after the SPAC Merger Effective Time.

1.2	Consent. PubCo hereby consents to (i) the assignment of the Existing Registration Rights Agreement by the Company to PubCo and the assumption of the Existing Registration Rights Agreement by PubCo from the Company pursuant to Section 1.1, in each case effective as of the SPAC Merger Effective Time, and (ii) the continuation of the Existing Registration Rights Agreement (as amended hereby) in full force and effect from and after the SPAC Merger Effective Time.

2.	Amendment of Existing Registration Rights Agreement.

2.1	Effective as of the SPAC Merger Effective Time, the Company and the Holders hereby amend the Existing Registration Rights Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Registration Rights Agreement set forth in this Section 2 are to provide Holders the registration rights pursuant to the Existing Registration Rights Agreement (in connection with the Transactions and the transactions contemplated by the Merger Agreement).

2.2	References to the Company. All references to the “Company” in the Existing Registration Rights Agreement (including all Exhibits thereto) shall refer to PubCo.

2.3	References to Business Combination. All references to “Business Combination” in the Existing Registration Rights Agreement (including all Exhibits thereto) shall refer to the transactions contemplated by the Merger Agreement, and references to “the completion of the Company’s initial Business Combination” and all variations thereof in the Existing Registration Rights Agreement (including all Exhibits thereto) shall refer to the SPAC Merger Effective Time.

2.4	References to stockholder. All references to a “shareholder” of the Company in the Existing Registration Rights Agreement (including all Exhibits thereto) shall be construed as a reference to a “shareholder” of PubCo.

3.	Miscellaneous Provisions.

3.1	Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Transactions and the substantially contemporaneous occurrence of the SPAC Merger Effective Time, and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

3.2	Successors. All the covenants and provisions of this Agreement by or for the benefit of PubCo, the Company or the Holders shall bind and inure to the benefit of their respective successors and permitted assigns.

3.3	Applicable Law and Exclusive Forum. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of PubCo and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Each of PubCo and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

3.4	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

JVSPAC ACQUISITION CORP.

By:	/s/ Albert Wong
	Name:	Albert Wong
	Title:	Chief Executive Officer

HOTEL101 GLOBAL HOLDINGS CORP.

By:	/s/ Marriana Henares Yulo
	Name:	Marriana Henares Yulo
	Title:	Director and Chief Executive Officer

By:	/s/ Rodolfo Ma. Allena Ponferrada
	Name:	Rodolfo Ma. Allena Ponferrada
	Title:	Executive Chairman and Director

[Signature Page to Assignment, Assumption and Amendment Agreement]

“SPONSOR” / “HOLDER” Winky Investments Limited

By:	/s/ Albert Wong
	Name:	Albert Wong
	Title:	Director

[Signature Page to Assignment, Assumption and Amendment Agreement]

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